Exhibit 99.1

Rosetta Stone Inc. Names Mathew N. Hulett President, Language

ARLINGTON, VA - August 8, 2017 - Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced that Matt Hulett will be joining Rosetta Stone in the newly created position of President of Language where he will oversee the Company’s language learning business. Mr. Hulett's first day will be August 21 and he will report directly to CEO John Hass.

Mr. Hulett, 47, will have strategic oversight of the direction and execution of the language business’ product, sales and marketing and infrastructure functions to deliver the best possible outcomes for language learners globally.

“Over the last two years we have introduced highly-rated and award winning products and transformed the go-to-market strategy across our language segments. Matt’s deep product and SaaS-based business leadership experience serving both consumer and enterprise customers is what we need going forward to drive innovation and growth,” said Rosetta Stone CEO John Hass.

“I am excited to join the Rosetta Stone team and dedicate myself to meeting the needs of language learners around the world and realizing the full potential of the iconic Rosetta Stone brand,” said Mr. Hulett.

Mr. Hulett is a seasoned executive with over 20 years of leadership experience, most recently from Pioneer Square Labs, a Seattle-based startup studio where he served as Entrepreneur in Residence. Prior to Pioneer Square Labs, Mr. Hulett served as the Chief Product Officer of privately-held SaaS-based Human Resources technology provider, TINYpulse, and as the Chief Executive Officer of Click Sales, Inc. (dba ClickBank), a privately-held top 100 internet retailer. Prior to ClickBank, Mr. Hulett served as the Senior Vice President of RealNetworks' games division, where he led the right-sizing effort of the traditional gaming business to its first run-rate profitability in several years and led the business’ turnaround strategy pivot into social and mobile gaming. With extensive experience in the technology space, Mr. Hulett’s previous positions also include President of the corporate travel division of Expedia and CEO of AdXpose.

About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862